WELLS FARGO & COMPANY S-3

Exhibit 22(a)

Subsidiary Issuer of Guaranteed Securities

Wells Fargo & Company (the “Parent”) unconditionally guarantees the payment of principal, interest, and any other amounts that may be due on debt securities that Wells Fargo Finance LLC, a Delaware limited liability company and a 100% owned finance subsidiary of the Parent, may issue from time to time under its Series A medium-term note program. These guarantees rank on parity with all of the Parent’s other unsecured and unsubordinated indebtedness. Securities issued by Wells Fargo Finance LLC are not secured and are not guaranteed by any other subsidiary of the Parent. All of the securities issued by Wells Fargo Finance LLC, and guaranteed by the Parent, have been issued under the Indenture dated as of April 25, 2018 among Wells Fargo Finance LLC, as issuer, the Parent, as guarantor, and Citibank, N.A., as trustee, and are registered with the Securities and Exchange Commission under the Registration Statement on Form S-3, File No. 333-239017-01, the Registration Statement on Form S-3, File No. 333-221324-01, and the Registration Statement with which this Exhibit 22(a) is filed.